Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-10509, 333-092053, 333-58112, 333-58162, and 333-116365 of Merit Medical Systems, Inc. on Forms S-8 of our report dated June 25, 2004, appearing in this Annual Report on Form 11-K of Merit Medical Systems, Inc. 401(k) Profit Sharing Plan for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
June 25, 2004